Exhibit 99.1

BioSpecifics Technologies Corp. Reports Third Quarter 2009 Financial Results

LYNBROOK, NY – November 5, 2009 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first-in-class collagenase-based products, today announced its financial results for the third quarter ended September 30, 2009.

"We were extremely happy that, in September of this year, the FDA's Arthritis Advisory Committee unanimously recommended, by a vote of 12-0, the approval of XIAFLEX™ for the treatment of Dupuytren’s disease, and we are eagerly awaiting a response on the Biologics License Application that was submitted by our partner, Auxilium," stated Thomas L. Wegman, President of BioSpecifics. "We also look forward to the Phase IIb results testing XIAFLEX in Peyronie’s disease, which Auxilium expects to report in December."

"I am very pleased that for the nine months ended September 30, 2009, as compared to the nine months ended September 30, 2008, Company revenues increased by 100% and, during the same period, the Company’s net loss decreased," continued Mr. Wegman.

Three Months Ended September 30, 2009 and 2008

The Company reported a net loss of $0.4 million for the third quarter ended September 30, 2009, or ($0.06) per basic and diluted common share, compared to a net loss of $0.2 million, or ($0.04) per basic and diluted common share, for the same period in 2008.

Revenue for the third quarter ended September 30, 2009 was $0.8 million, compared to $0.3 million for the same period in 2008. The increase in revenue was due to earn-out payments triggered by certain net sales levels of topical collagenase under the earn-out payment provision of the Company’s Asset Purchase Agreement with DFB Biotech, Inc.

Research and development expenses for the third quarter ended September 30, 2009 and 2008 were approximately $0.1 million in each respective quarter. Research and development expenses include employee-related expenses, costs of materials, lab expenses, facility costs and overhead.

General and administrative expenses for the third quarter ended September 30, 2009 totaled $1.2 million, compared to $0.9 million for the same period in 2008. The increase in general and administrative expenses was primarily due to outside consulting expenses, directors’ fees, legal fees and the Company incurring certain facility costs which were previously reimbursable under its Transition Services Agreement with DFB Biotech, which expired in October 2008.

As of September 30, 2009, the Company held cash, cash equivalents and short-term investments of $9.3 million.

Nine Months Ended September 30, 2009 and 2008

The Company reported a net loss of $1.4 million for the nine months ended September 30, 2009, or ($0.23) per basic and diluted common share, compared to a net loss of $1.5 million, or ($0.25) per basic and diluted common share, for the same period in 2008.

Revenue for the nine months ended September 30, 2009 was $2.4 million, compared to $1.2 million for the same period in 2008. The increase in revenue was due to earn-out payments triggered by certain net sales levels of topical collagenase under the earn-out payment provision of the Company’s Asset Purchase Agreement with DFB Biotech and a milestone payment received and recognized from Auxilium Pharmaceuticals, Inc.

Third Quarter Corporate Highlights

  In its September 3, 2009 edition, The New England Journal of Medicine published data from the pivotal CORD I Phase III clinical trial of XIAFLEX for the treatment of Dupuytren's disease, a debilitating disorder resulting from excessive collagen deposition that causes contractures of the fingers, in an article entitled "Injectable Collagenase Clostridium Histolyticum for Dupuytren’s Contracture." The article describes the positive results observed in the largest, prospective, double blind, placebo controlled clinical trial ever conducted in the field of Dupuytren’s contracture.

  On September 16, 2009, the Arthritis Advisory Committee of the U.S. Food and Drug Administration (FDA) unanimously recommended, by a vote of 12 to 0, that the FDA approve XIAFLEX for the treatment of Dupuytren's disease.

Webcast and Conference Call

The Company will host a conference call today at 4:30 p.m. ET to discuss its third quarter 2009 results.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: http://www.videonewswire.com/event.asp?id=63660.

A replay of the call will be available one hour after the conference ends on November 5, 2009 until 9:00am ET on November 12, 2009. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 435394. The archived webcast will be available for 90 days in the Investor Relations section of the Company’s website at http://www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the acceptance of the Biologic License Application and Priority Review by the FDA’s Arthritis Advisory Committee for injectable collagenase XIAFLEX in the treatment of Dupuytren's disease, and on September 16, 2009, the Arthritis Advisory Committee unanimously recommended, by a vote of 12 to 0, that the FDA approve XIAFLEX for the treatment of Dupuytren's disease. Pfizer, Inc. is responsible for marketing XIAFLEX product in Europe.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements, including the ability of its partner Auxilium to obtain regulatory approval of XIAFLEX in the United States for Dupuytren's disease and Peyronie's disease, the preparedness of Auxilium for the commercial launch of XIAFLEX for the treatment of Dupuytren’s disease and the ability of Pfizer, Inc. to obtain regulatory approval of XIAFLEX in its territory for the same indications, which will determine the amount of milestone, royalty and sublicense income payments the Company may receive; the amount of earn-out payments the Company may receive from DFB Biotech and its affiliates; whether Auxilium exercises its option under the license agreement between Auxilium and the Company for additional indications; the potential benefits of the Company’s existing license and development agreements; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company’s Form 10-K for the year ended December 31, 2008, the Form 10-Q for the quarter ended June 30, 2009 and any subsequent reports filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com